EXHIBIT 10.2
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, entered into as of the         day of                 , 2008, provided, however, that all provisions applicable to compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be effective as of January 1, 2005, by and between MARATHON FINANCIAL CORPORATION, a Virginia corporation, predecessor by merger to PREMIER COMMUNITY BANKSHARES, INC., a Virginia corporation, predecessor by merger to GEORGE MASON BANKSHARES, INC. (the “Corporation”), UNITED BANKSHARES, INC. (“United”) and DONALD L. UNGER (the “Executive”).
WITNESSETH:
          WHEREAS, the Corporation desires to retain the services of Executive on the terms and conditions set forth herein and, for purpose of effecting the same, the Board of Directors of the Corporation and United have approved this Employment Agreement and authorized its execution and delivery on the Corporation and United’s behalf to the Executive; and
          WHEREAS, prior to July 13, 2007, the Executive was the duly elected and acting President and Chief Executive Officer of the Corporation and, as such, his advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation, the Corporation, United and its stockholders; and
          WHEREAS, prior to July 13, 2007, the services of the Executive, and, from and after July 13, 2007, his experience and knowledge of the affairs of the Corporation, and his reputation and contacts in the industry are extremely valuable to the Corporation; and
          WHEREAS, the Corporation wishes to attract and retain such well-qualified executives and it is in the best interests of the Corporation and of the Executive to have secured the continued services of the Executive up to July 13, 2007, and to offer Executive the opportunity, but not to require Executive, to continue performing certain services thereafter; and
          WHEREAS, the Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of the Corporation, United and its stockholders; and
          WHEREAS, the Corporation, by Marathon Financial Corporation, predecessor by merger to Premier Community Bankshares, Inc., predecessor by merger to the Corporation, entered into an Employment Agreement with the Executive dated April 1, 1998;
          WHEREAS, by this Agreement, the Corporation, United and the Executive desire to amend and restate the Employment Agreement, and for the purpose of complying with the requirements of Code Section 409A, and for the purpose of setting forth, in writing, certain additional agreements entered into between the Executive, the Corporation and United in 2007 and 2008, and the Corporation, United and the Executive intend this amendment to comply with Transition Relief promulgated by the Internal Revenue Service pursuant to Code Section 409A, and accordingly, notwithstanding any other provisions of this Amended and Restated Agreement, this amendment applies only to amounts that would not otherwise be payable in 2006, 2007 or 2008 (except for payments to be made in 2007 and 2008 under Section 4 of this Agreement,) and shall not cause (i) an amount to be paid in 2006 that would not otherwise be payable in such year, (ii) an amount to be paid in 2007 that would not otherwise be payable in such year, (other than any payments made in 2007 under Section 4) or (iii) an amount to be paid in 2008 that would not otherwise be payable in such year, (other than any payments made in 2008 pursuant to Section 8(d) or any payment made in 2008 under Section 4,) and, to the extent necessary, to qualify under Transition Relief issued under said Code Section 409A, to not be treated as a change in the form and timing of a payment under section 409A(a)(4) or an acceleration of a payment under section 409A(a)(3), the Executive, by executing this amended and restated Agreement, shall be deemed to have elected, on or before December 31, 2008, the timing and form of distribution provisions of this Amended and Restated Agreement, and to have otherwise further revised this Agreement, all prior to December 31, 2008,
          NOW, THEREFORE, to assure the Corporation of the Executive’s continued dedication, prior to July 13, 2007, and to offer to Executive the opportunity to provide thereafter the benefit of his advice and counsel to the Board of Directors of the Corporation, and to induce the Executive to remain and continue in the employ of the Corporation prior to July 13, 2007 and to offer Executive the opportunity, but not to require, Executive to perform services thereafter, and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, the Corporation, United and the Executive hereby agree as follows:
          1. EMPLOYMENT:
          (a) In General. The Corporation agrees to, and does hereby employ the Executive, and the Executive agrees to, and does hereby accept such employment, for the period beginning as of the date hereof and ending on March 31, 1999, which period of employment may be extended or terminated only upon the terms and conditions hereinafter set forth. Notwithstanding the foregoing, the Corporation, United and the Executive acknowledge and agree that this Agreement was extended for successive one year periods up to and including the period from April 1, 2007 to April 2, 2008, but that for the period from July 13, 2007 to July 13, 2009, Executive is not required to perform services hereunder, but may do so in his discretion, unless and until (i) resignation by Executive (ii) termination of Executive by the Corporation or United, (iii) Disability or death of Executive or (iv) July 13, 2009, whichever is earlier.
          (b) Specified Employee. The Executive is a “Specified Employee” if the Executive shall meet the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on any Specified Employee Identification Date, which shall be December 31 of each calendar year (or otherwise meeting the requirements applicable to qualification as a “Specified Employee” under Code Section 409A and the regulations and guidance issued thereunder) that the Executive shall, in such event, for purposes of this Agreement, thereafter be a Specified Employee under this Agreement for the period of time consisting of the entire 12-month period beginning on the Specified Employee Effective Date, and said Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date.
     (c) Separation from Service. “Separation from Service” or termination of employment means the severance of the Executive’s employment with the Corporation, United or any

Affiliate for any reason. The Executive separates from service with the Corporation, United or any Affiliate if he dies, retires, separates from service because of the Executive’s Disability, or otherwise has a termination of employment with the Corporation, United or Affiliate. However, the employment relationship is treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive’s right to reemployment with the Corporation, United or Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period. In addition, notwithstanding any of the foregoing, the term “Separation from Service” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A including, but not limited to, (i) an examination of the relevant facts and circumstances, as set forth in Code Section 409A and the regulations and guidance thereunder, in the case of any performance of services or availability to perform services after a purported termination or Separation from Service, and in the event the level of services performed by Executive permanently decreases to no more than 20 percent of the average level of bona fide services performed for the Corporation, United or any affiliate, (whether as an employee or an independent contractor,) over the immediately preceding 36-month period, the Executive shall be presumed to have a Separation from Service, (ii) in any instance in which the Executive is participating or has at any time participated in any other plan which is, under the aggregation rules of Code Section 409A and the regulations and guidance issued thereunder, aggregated with this Agreement and with respect to which amounts deferred hereunder and under such other plan or plans are treated as deferred under a single plan (hereinafter sometimes referred to as an “Aggregated Plan” or together as the “Aggregated Plans”), then in such instance the Executive shall only be considered to meet the requirements of a Separation from Service hereunder if the Executive meets (a) the requirements of a Separation from Service under all such Aggregated Plans and (b) the requirements of a Separation from Service under this Agreement which would otherwise apply (iii) in any instance in which the Executive is an employee and an independent contractor of the Corporation, United or any Affiliate or both, the Executive must have a Separation from Service in all such capacities to meet the requirements of a Separation from Service hereunder, although, notwithstanding the foregoing, if the Executive provides services both as an employee and a member of the Board of Directors of the Corporation, United or any Affiliate or both or any combination thereof, the services provided as a director are not taken into account in determining whether the Executive has had a Separation from Service as an employee under this Agreement, provided that no plan in which the Executive participates or has participated in his capacity as a director is an Aggregated Plan and (iv) a determination of whether a Separation from Service has occurred shall be made in accordance with Treasury Regulations Section 1.409A-1(h)(4) or any similar or successor law, regulation of guidance of like import, in the event of an asset purchase transaction as described therein.
          2. RENEWAL TERM: This Agreement may be renewed and extended for successive terms of 12 months each by an appropriate written instrument executed by the Executive and on behalf of the Corporation or United. Any decision by the Corporation or United to renew and extend this Agreement shall not bind the Corporation or United unless such decision is reviewed and approved by the Board of Directors of the Corporation or United. If this Agreement is neither renewed and extended in writing before the end of its term or any renewal term nor expressly terminated, it shall automatically renew for successive one-year periods. Notwithstanding the foregoing, the Corporation, United and the Executive acknowledge and agree that this Agreement was extended for successive one year periods up to and including the period from April 1, 2007 to April 2, 2008, but that from and after July 13, 2007, for the period from July 13, 2007 to July 13, 2009, or any part thereof, Executive is not required to perform services hereunder, but may do so in his discretion, unless and until (i) resignation by Executive (ii) termination of Executive by the Corporation or United, (iii) Disability or death of Executive or (iv) July 13, 2009, whichever is earlier, and that this Agreement shall thereupon terminate, subject to fulfillment of provisions of this Agreement which by their terms impose obligations after termination, as the case may be.
          3. EXECUTIVE DUTIES: The Executive agrees that, during the term of his employment under this Agreement and in his capacity as President and Chief Executive Officer, he will devote his full business time and energy to the business, affairs and interests of the Corporation and serve it diligently and to the best of his ability. The services and duties to be performed by the Executive shall be those appropriate to his office and title as currently and from time to time hereafter specified in the Corporation’s by-laws or otherwise specified by its Board of Directors or by United’s Board of Directors. Notwithstanding the foregoing, the Corporation, United and the Executive acknowledge and agree that this Agreement was extended for successive one year periods up to and including the period from April 1, 2007 to April 2, 2008, but that from and after July 13, 2007, for the period from July 13, 2007 to July 13, 2009, Executive is not required to perform services hereunder, but may do so in his discretion, unless and until (i) resignation by Executive (ii) termination of Executive by the Corporation or United, (iii) Disability or death of Executive or (iv) July 13, 2009, whichever is earlier.
          4. COMPENSATION:
          (a) The Corporation agrees to pay the Executive, and the Executive agrees to accept, as compensation for all services rendered by him to the Corporation during the period of his employment under this Agreement, base salary at the annual rate of One Hundred Eight Thousand Dollars ($108,000.00), which shall be payable in monthly, semi-monthly or bi-weekly installments in conformity with the Corporation’s policy relating to salaried employees. Such salary may be increased in the sole and absolute discretion of the Corporation’s or United’s Board of Directors or Committee thereof duly authorized by the Board to so act; provided, however, that said annual salary, after being so increased, shall not be decreased without prior written consent of the Executive. Notwithstanding the foregoing, from and after the Change of Control on July 13, 2007, for the period from July 13, 2007 to July 13, 2009, regardless of whether or not the Executive performs any services during such period or any part thereof, and regardless of any termination of this Agreement, other than a termination of the Executive for Cause, but ‘for Cause’ shall not include a termination for failure to perform services hereunder, the Corporation and United acknowledge and agree that Executive shall receive payment of salary hereunder for such period from July 13, 2007 to July 13, 2009.
          (b) The Board of Directors of the Corporation or United from time to time may authorize the payment of cash bonuses to the Executive. In lieu of cash payments, the Board of Directors shall select a bonus value and the Corporation may grant to the Executive an option to purchase common stock of the Corporation or United at the fair market value per share of such stock at the date of grant. The duration of any such stock option shall be fixed at the date of grant and the fixed period shall be not less than five (5) years or more than ten (10) years in the discretion of the Board of Directors. The value of any such option shall be equal or approximately equal to the bonus value selected by the Board of Directors. After the Board of Directors has selected the bonus value and the duration of the option, the independent certified public accountants regularly engaged by the Corporation or United shall compute the number of shares of the Corporation or United common stock to be covered by the option, employing the same method used by the Corporation or United to value the stock options for financial accounting purposes. Any bonus awarded hereunder, if any, in respect of services rendered by Executive during a calendar year shall be payable by the Corporation or United, as the case may be, to Executive on or before the fifteenth day of the third calendar month after such calendar year.
          (c) The Executive may elect to defer a portion of his annual salary and/or bonus into a deferred compensation plan other than the 401(k).
          5. PARTICIPATION IN BENEFIT PLANS, REIMBURSEMENT OF BUSINESS EXPENSES AND MOVING EXPENSES:
          (a) During the term of employment under this Agreement, the Executive shall be entitled to participate in any pension, group insurance, hospitalization, deferred compensation or other benefit, bonus or incentive plans of the Corporation presently in effect (including, without limitation, the Corporation’s stock option plans) according to the terms of the applicable plan documents or hereafter adopted by the Corporation and generally available to any employees of senior executive status and, additionally, the Executive shall be entitled to have the use of the Corporation’s facilities and executive benefits as are customarily made available by the Corporation to its executive officers. Prior to Separation of Service of Executive, the Corporation shall continue to provide the Executive a motor vehicle for personal and business use.
          (b) During the term of this Agreement, to the extent that such expenditures are substantiated by the Executive as required by the Internal Revenue Service and policies of the Corporation, the Corporation shall reimburse the Executive promptly for all expenditures (including travel, entertainment, parking, business meetings, and the monthly costs, including dues, of maintaining memberships at appropriate clubs) made in accordance with rules and policies established from time to time by the Board of Directors of the Corporation in pursuance and furtherance of the Corporation’s business and good will, all provided such expense is incurred by the Executive prior to July 13, 2009. The reimbursement of an eligible expense shall be made by the Corporation no later than the last day of Executive’s taxable year during which the expense was incurred or, if later, the fifteenth day of the third month after such expense was incurred, and the Executive is required to request reimbursement and substantiate any such expense no later than ten days prior to the last date on which the Corporation is required to provide reimbursement for such expense hereunder. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. The right to reimbursement or in-kind benefits under this Agreement is not subject to liquidation or exchange for another benefit. In addition, the right to reimbursement or in-kind benefits under this Agreement is all subject to the provisions of Section 8(d) so that in the event that any reimbursement would be payable hereunder on or before the date which is six months after a Separation of Service of the Executive other than by death, if the Executive is a Specified Employee on such date, such payment shall instead be made on the date which is six months after the date of such Separation of Service of the Executive other than by death.
          6. ILLNESS: In the event the Executive is unable to perform his duties under this Agreement on a full-time basis for a period of six (6) consecutive months by reason of illness or other physical or mental disability, and at or before the end of such period he does not return to work on a full-time basis, the Corporation may terminate this Agreement without further or additional compensation payment being due the Executive from the Corporation pursuant to this Agreement, except benefits accrued through the date of such termination under employee benefit plans of the Corporation. These benefits shall include long-term disability and other insurance or other benefits then regularly provided by the Corporation to disabled employees, as well as any other insurance benefits so provided. “Disability” or “Disabled” shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or has lasted or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Corporation or an Affiliate. In addition, notwithstanding any of the foregoing, the terms “Disability” and “Disabled” shall be interpreted under this Agreement in a manner consistent with the requirements of Code Section 409A.
          7. DEATH: In the event of the Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by the Executive in writing) shall be paid, on the date of death, provided, however, that in accordance with Code Section 409A and to the extent permitted by regulations and guidance issued thereunder, a payment shall be treated as having been made on a date specified in this Agreement if it is made on a later date within the Executive’s same taxable year as the designated date, or, if later, if made no later than the fifteenth day of the third month after such designated date, provided that, in any event, the Executive is not permitted, directly or indirectly, to designate the taxable year of any payment, in a lump sum, the cash equivalent of the Executive’s compensation from the Corporation at the rate in effect at the time of the Executive’s death for a period of one (1) month from the date of the Executive’s death.
          8. TERMINATION WITHOUT CAUSE/RESIGNATION FOR GOOD REASON:
          (a) Notwithstanding the provisions of Section 1 hereof, the Board of Directors of the Corporation may, without Cause (as hereafter defined), terminate the Executive’s employment under this Agreement at any time in any lawful manner by giving not less than thirty (30) days written notice to the Executive. The Executive may resign for Good Reason (as hereafter defined) at any time by giving not less than thirty (30) days written notice to the Corporation. If the Corporation terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, then in either event:
               (i) Starting on the date of Executive’s Separation from Service pursuant to this Section 8(a), all subject to the provisions of Section 8(d) below, the Executive shall be paid for the remainder of the then current term of this Agreement, in monthly installments, the salary required under Section 4 that the Executive would have been entitled to receive during the remainder of the then current term of this Agreement had such termination not occurred; provided, however that if Executive’s Separation from Service shall occur after July 13, 2007, the Executive, the Corporation and United acknowledge and agree that payment shall be made to Executive solely under Section 4 and that payment, made under Section 4 shall be the only payment due to Executive under Section 4 and this Section 8(a)(i), as Executive is entitled to receive payments under Section 4, for the period July 13, 2007 to July 13, 2009, even if a termination or Separation from Service occurs, and
               (ii) The Executive will continue to participate, without discrimination, for the period of time during which the Executive would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums, but in no event shall such period exceed the remainder of the then current term of this Agreement had such termination not occurred, in any plan of disability insurance and any plan of medical insurance maintained after any such Separation from Service pursuant to this Section 8(d) for employees, in general, of the Corporation, or any successor organization, provided the Executive’s continued participation is possible under the general terms and conditions of such plans. In the event the Executive’s participation in any such plan is barred, the Corporation shall arrange to provide the Executive, for the period of time during which the Executive would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums, but in no event shall such period exceed the remainder of the then current term of this Agreement following the Date of Separation from Service, with medical expense or reimbursement benefits substantially similar to those which the Executive would have been entitled had his participation not been barred, provided the cost of providing such benefits does not exceed 200% of the Corporation’s cost at the date the Executive’s employment terminates. However, in no event will the Executive receive from the Corporation the employee benefits contemplated by this section if the Executive receives comparable benefits from any other source. In addition, the amount of expenses eligible for reimbursement, or in-kind benefits provided hereunder, if any, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, any reimbursement of an eligible expense hereunder must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit, and if any such reimbursement of expenses or in-kind benefit payment is deferred compensation within the meaning of Code Section 409A and the regulations thereunder, then such reimbursement or such in-kind benefit payment shall be subject to the provisions of Section 8 (d) below, and
          (b) For purposes of this Agreement, “Good Reason” shall mean:
               (i) The assignment of duties to the Executive by the Corporation which are materially different from the Executive’s duties on the date hereof, or result in the Executive having significantly less authority and/or responsibility than he has on the date hereof, without his express written consent; or
               (ii) The removal of the Executive from or any failure to re-elect him to the position of President and Chief Executive Officer of the Corporation, except in connection with a termination of his employment by the Corporation for Cause or by reason of the Executive’s disability; or
               (iii) A reduction by the Corporation of the Executive’s base salary, as the same may have been increased from time to time; or (iv) The failure of the Corporation to provide the Executive with substantially the same or comparable fringe benefits (including paid vacations) that were provided to him immediately prior to the date hereof; or
               (v) The failure of the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor as contemplated in Section 11 (c) hereof; or
          (c) Resignation by the Executive for Good Reason shall be communicated by a written Notice of Resignation to the Corporation. A “Notice of Resignation” shall mean a notice, which shall indicate the specific provision(s) in this Agreement, relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for a resignation for Good Reason.
          (d) Six Month Delay for Payment after Termination of Employment or Separation from Service of Any Specified Employee. Notwithstanding the provisions of this Section 8, or any other provision of this Agreement, if any payment is to be made under this Section 8 or any other provision of this Agreement, to the Executive upon or based upon Separation from Service other by death, in the event that the Executive is a Specified Employee on the date of the Executive’s termination of employment or Separation from Service, and such payment is to be made to the Executive upon or within six months after the Executive’s termination of employment or Separation from Service, other than by death, then such payment shall instead be made on the date which is six months after such termination of employment or Separation from Service of Executive (other than by death), provided, further, however, that in the case of any monthly or other installments to be paid upon or based upon termination of employment or Separation from Service other than by death, if any such monthly or other installments are to be paid on or before the date which is six months after the Executive’s termination of employment or Separation from Service, other than by death, (in the event that the Executive is a Specified Employee on the date of the Executive’s termination of employment or Separation from Service other than by death), the first such installment shall be paid on the date which is six months after such Separation from Service of the Executive (other than by death), with the monthly (or other interval, as the case may be) installments to continue thereafter. Notwithstanding any of the foregoing, or any other provision of this Agreement, no payment upon or based upon Separation from Service or termination of employment may be made under this Agreement before the date that is six months after the date of Separation from Service or, if earlier, the date of death of the Executive in the event that the Executive is a Specified Employee on the Executive’s of Separation from Service.
          9. RESIGNATION — TERMINATION FOR CAUSE:
          Notwithstanding the provisions of Section 1 of this Agreement, the Board of Directors of the Corporation may, in its sole discretion, terminate the Executive’s employment for Cause.
          “Termination for cause” shall mean termination because of: (1) the Executive’s act or acts of dishonesty which are intended to result in the Executive’s substantial personal gain at the expense of the Employer; or (2) the willful and repeated failure by the Executive to substantially perform his duties with the Employer after a written demand for substantial performance is delivered to the Executive by the Employer which specifically identifies the manner in which the Employer believes that the Executive has not substantially performed his duties; or (3) the Executive’s deliberate violation of a company rule reasonably designed to protect the legitimate business interest of the Employer; or (4) the Executive’s unprofessional or unethical acts, or conduct which actually has, or has the significant likelihood of, discrediting the Employer or damaging the Employer’s reputation, character and standing; or (5) a material breach of any provision of this Agreement; or (6) a knowing violation by the Executive of any banking law or regulation that results in material damage to the Corporation or any bank controlled by the Corporation.
          No act or omission to act on the Executive’s behalf in reliance upon an opinion of counsel to the Corporation or counsel to the Executive shall be deemed to be willful. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a certification by a majority of the non-officer members of the Board of Directors of the Corporation finding that, in the good faith opinion of such majority, the Executive was guilty of conduct which is deemed to be Cause and specifying the particulars thereof in detail, after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before such majority.
          Termination of the Executive’s employment by the Corporation for Cause pursuant to Section 9 shall be communicated by written Notice of Termination to the Executive. A “Notice of Termination” shall mean a notice, which shall indicate the specific termination provision(s) in this Agreement, relied upon and shall set forth with particularity the facts and circumstances claimed to provide a basis for termination of employment for Cause under the provision so indicated.
          In the event that the Executive resigns from or otherwise voluntarily terminates his employment by the Corporation at any time (except a termination for Good Reason pursuant to Section 8 hereof), or if the Corporation rightfully terminates the Executive’s employment for Cause, this Agreement shall terminate upon the date of such resignation or termination of employment for Cause and the Corporation thereafter shall have no obligation to make any further payments under this Agreement, provided that the Executive shall be entitled to receive any benefits, insured or otherwise, that he would otherwise be eligible to receive under any benefit plans of the Corporation or any affiliate of the Corporation.
          10. CHANGE OF CONTROL:
          (a) If the Executive’s employment terminates for any reason other than for Cause during the term of this Agreement and any renewal term within two years following a Change of Control on the Executive’s date of Separation from Service, subject to the provisions of Section 8(d), (in addition to all other payments to which the Executive is entitled under this Agreement) the Corporation shall pay to the Executive as compensation for services rendered to it a cash amount (subject to any applicable payroll or other taxes required to be withheld) in a lump sum equal to the greater of:
               (i) the amounts to which the Executive would be entitled under Section 8(a), even if the Executive resigns without Good Reason within two years after a Change of Control; or

               (ii) the product of his annual salary and the multiple of the book value per share of the Corporation’s common stock received by the Corporation’s shareholders in connection with such change of control, provided such multiple shall not exceed three (3.0). For example, if the Corporation is acquired by another corporation and the exchange ratio for the Corporation’s common stock is based on a calculation which values the Corporation at one and one-half times its book value, the executive’s payment pursuant to this Section 10(a) would be 150% of his then current annual salary.
          (b) For purposes of this Agreement, a Change of Control shall mean with respect to (i) the Corporation, United or an Affiliate for whom the Executive is performing services at the time of the Change in Control Event; (ii) the Corporation, United or any Affiliate that is liable for the payment to the Executive hereunder (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal Income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in paragraph (i) or (ii) of this section, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in paragraph (i) or (ii) of this section, a Change in Ownership or Effective Control of the corporation, as defined in Section 409A of the Code, and the regulations or guidance issued by the Internal Revenue Service thereunder, meeting the requirements of such Change in Ownership of the corporation or Change in Effective Control of the corporation as a “Change in Control Event” thereunder.
          (c) Upon a Change of Control, all stock options granted to the Executive under any of the Corporation’s stock option plans, or any successor thereto, shall become immediately exercisable with respect to all or any portion of the shares covered thereby regardless of whether such options are otherwise exercisable or vested.
          11. LITIGATION — OBLIGATIONS — SUCCESSORS:
          If litigation shall be brought to challenge, enforce or interpret any provision of this Agreement, and such litigation does not end with judgment in favor of the Corporation, the Corporation hereby agrees to indemnify the Executive for his reasonable attorney’s fees and disbursements incurred in such litigation, and hereby agrees to pay post-judgment interest on any money judgment obtained by the Executive calculated at the rate charged from time to time by the Corporation, to its most substantial customers for unsecured extensions of credit from the date that payment(s) to him should have been made under the judgment to date of payment.
          The Corporation’s obligation to pay the Executive the compensation and benefits and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation may have against him or anyone else. All amounts payable by the Corporation hereunder shall be paid without notice or demand. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

          The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, or either one of them, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in its entirety. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement by the Corporation. As used in this Agreement, “Corporation” shall mean George Mason Bankshares, Inc. and any successor to its respective business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.
          12. LIMITATION OF BENEFITS:
          If the independent accountants serving as auditors for the Corporation on the date of a Change of Control (or the Internal Revenue Service upon examination of the tax returns of the Corporation or the Executive) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits contingent on a Change of Control, constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the Code), and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Corporation or the imposition of an excise tax on the Executive under Section 4999 of the Code (the “Excise Tax”), then the payments scheduled under this Agreement shall be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible and subject to the Excise Tax.
          13. NOTICES: For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	120 Rugby Place Winchester, Virginia 22603

If to the Corporation:	George Mason Bankshares, Inc.
or at such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
          14. MODIFICATION — WAIVERS — APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the Executive and on behalf of the Corporation by such officer as may be specifically designated by the Board of Directors of the Corporation, all provided that (i) no such amendment shall be effective if it would, if effective, cause this Agreement to violate Code Section 409A and the regulations and guidance thereunder or cause any amount of compensation or payment hereunder to be subject to a penalty tax under Code Section 409A and the regulations and guidance issued thereunder, which amount of compensation or payment would not have been subject to a penalty tax under Code Section 409A and the regulations and guidance thereunder in the absence of such amendment, and (ii) the provisions of this paragraph are irrevocable. No waiver by either party hereto, at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provision or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.
          15. INVALIDITY — ENFORCEABILITY: The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          16. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.
          17. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.
          18. CONFIDENTIALITY-NONSOLICITATION NONCOMPETITION:
          (a) The Executive acknowledges that the Corporation may disclose certain confidential information to the Executive during the term of this Agreement to enable him to perform his duties hereunder. The Executive hereby covenants and agrees that he will not, without the prior written consent of the Corporation, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of United or the Corporation. For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, the Corporation’s financial information, plans, or any other information of whatever nature in the possession or control of United or the Corporation which has not been published or disclosed to the general public, or which gives to the Corporation an opportunity to obtain an advantage over competitors who do not know of or use it. The Executive further agrees that if his employment hereunder is terminated for any reason, he will leave with the Corporation and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of the Corporation.
          The foregoing paragraph shall not be applicable if and to the extent the Executive is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after the Executive and his legal counsel urge that the aforementioned confidentiality be preserved.
          The foregoing covenants will not prohibit the Executive from disclosing confidential or other information to other employees of the Corporation or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.
          (b) Subject to Section 18(d), during the term of his employment with the Corporation, and for a period of two years following the termination thereof for any reason or for a period of two years from the date of entry by a court of competent jurisdiction of a final judgment enforcing this covenant or any portion thereof, whichever is later, Executive covenants and agrees:
               (i) Executive shall not, without the prior written consent of the Corporation, directly or indirectly engage or be interested in any bank, bank holding company or other enterprise which engages, anywhere within a radius of fifty (50) miles of an office maintained by the Corporation, in a business which markets, distributes, sells or otherwise provides products or services which are competitive with those products or services marketed, distributed, sold or provided by the Corporation or any of its subsidiaries. Executive shall be deemed to be directly or indirectly interested in a corporation, firm or other enterprise if he is engaged or interested in the business as an owner, principal, agent, employee, partner, consultant, investor, stockholder, trustee, creditor, director or officer. This restriction shall not preclude Executive from merely becoming the holder of any publicly traded stock, provided Executive does not acquire a stock interest in excess of five percent. Executive further covenants and agrees that during such time and within such area he will not solicit any existing or former customer of the Corporation for any competing business.
               (ii) Executive shall not, without the prior written consent of the Corporation, directly or indirectly, employ or solicit any of the employees of the Corporation who were employed by the Corporation during the time when the Executive was employed by the Corporation, to leave the Corporation. Further, during the same period Executive shall not induce, solicit, or advise any other person or entity, or encourage or contribute to the efforts of any such person or entity, to employ or solicit the employment of any person employed by the Corporation during the time when the Executive was employed by the Corporation.
          (c) The parties hereto agree that given the nature of the position held by Executive with the Corporation, the covenants and restrictions set forth in Sections 18(a) and 18(b) above are reasonable and necessary for the protection of the significant investment of the Corporation in developing, maintaining and expanding its business. Accordingly, the parties hereto agree, notwithstanding any other provision of this Agreement, that in the event of any breach by Executive of any of the provisions of Section 18(a) and 18 (b) above, that monetary damages alone will not adequately compensate the Corporation for its losses and, therefore, that it may seek any and all legal or equitable relief available to it, specifically including, but not limited to, injunctive relief, without the necessity of bond, and may hold Executive liable for all damages, including actual and consequential damages, costs and expenses, including legal costs and reasonable attorneys’ fees incurred by the Corporation as a result of such breach. Should a court of competent jurisdiction determine that any provision of the covenants and restrictions set forth in Section 18(b) above is invalid or unenforceable under applicable law by reason of the geographic or temporal scope of such provision or the extent of any restriction imposed thereby, then the geographic or temporal scope of such provision may be deemed modified by the court to reduce said geographic or temporal scope of such provision, or the extent of any unenforceable restriction, by such amount as is minimally necessary to render such provision, as so amended, not invalid or unenforceable under applicable law. The parties further acknowledge their intention that this Agreement shall be enforceable to the fullest extent permitted by law.
          (d) Section 18(b) shall not apply and shall not be enforceable against Executive by the Corporation or any successor of the Corporation after any Change of Control (as defined in Section 10 of this Agreement).
          19. COUNTERPARTS:
          This agreement may be executed in one or more counterparts, which taken together shall constitute an original.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written

“EXECUTIVE”
ATTEST:
Donald L. Unger

GEORGE MASON BANKSHARES, INC. (“CORPORATION”)
ATTEST:	By:
AUTHORIZED OFFICER

UNITED BANKSHARES, INC.
ATTEST:	By:
AUTHORIZED OFFICER